Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038

FOR IMMEDIATE RELEASE

Lennar’s Board of Directors Elects New Executive Positions

MIAMI, April 12, 2018 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation's leading homebuilders, today announced that its Board of Directors has elected Stuart Miller, Rick Beckwitt, Jon Jaffe, Bruce Gross and Diane Bessette to new executive positions with the Company. Today’s announced management changes recognize the hard work, effective leadership, collaboration and significant contribution that each of these executives have brought to Lennar over many years.
Stuart Miller will continue his leadership role with Lennar as the newly appointed Executive Chairman. As Executive Chairman, Mr. Miller will continue to be actively involved in all aspects of the Company’s operations and continue to set the strategic direction for Lennar. Mr. Miller has worked full time at Lennar for more than 35 years and has served as its Chief Executive Officer for 21 years.
Rick Beckwitt has been elected as the new Chief Executive Officer of Lennar. He also was elected to the Lennar Board of Directors. Mr. Beckwitt has worked with Lennar for 12 years and has been the Company’s President since 2011. Mr. Beckwitt has been involved in the homebuilding and construction industry for more than 30 years. Prior to joining Lennar, he was previously on the Board of Directors of D.R. Horton, Inc., and held various executive officer positions including President of the company.
Jon Jaffe has been elected as the new President of Lennar and will continue as the Company’s Chief Operating Officer. He also was elected to the Lennar Board of Directors. Mr. Jaffe has worked with Lennar for more than 30 years and has been the Company’s Chief Operating Officer since 2004. Mr. Jaffe led the Company’s expansion into California in 1995 and is responsible for Lennar’s dominant position in California and the Western United States.
Mr. Miller said, “Rick, Jon and I have operated a unique partnership as leaders of Lennar to drive the day-to-day operations of the Company to new heights and to expand new horizons. We have not only driven growth and efficiency in our core operations but have navigated the inception and growth of our multifamily operations as well as guided our other ancillary businesses to maturity. We are all energized and committed to continue to enhance and expand this extraordinary company.”
The Lennar Board of Directors also elected Bruce Gross as the new Chief Executive Officer of Lennar Financial Services (“LFS”). Mr. Gross has worked with Lennar for more than 25 years and has served as the Company’s Chief Financial Officer since 1997. He also has overseen LFS, which includes Eagle Home Mortgage and North American Title. Starting in the second quarter of 2018, LFS will include the operations of Rialto Mortgage Finance and will target the expansion into a broader range of structured finance solutions for real estate assets.
Diane Bessette has been elected as the new Chief Financial Officer of Lennar and will continue as the Company’s Treasurer. She has worked with Lennar for more than 23 years and has served as the Company’s Treasurer since 2008 and Controller from 1997 to 2008. Ms. Bessette’s vast experience with the Company enables Lennar to operate efficiently and with confidence that integrity and precision are maintained in all of the Company’s reporting.
Sidney Lapidus, the Lead Director of Lennar, said, “Lennar has always been recognized for its deep and seasoned management team. Under the leadership of Stuart Miller, the executive team at Lennar has worked hand in hand to navigate the housing collapse and the subsequent recovery. Through their collaborative dedication and hard work, Lennar has become the largest and most profitable homebuilder in the country. These new management positions reflect the significant contributions that each executive has made and will continue to make to the Company’s success and growth.”
About Lennar
Lennar Corporation, founded in 1954, is one of the nation's leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar's Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of Lennar's homes and others. Lennar's Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about Lennar may be obtained at the "Investor Relations" section of Lennar's website, www.lennar.com.